Exhibit 99.1

FOR IMMEDIATE RELEASE
April 23, 2020
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2020 FIRST QUARTER EARNINGS
Results Include 8% Year-Over-Year Increase in Tangible Book Value Per Common Share
COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) reported net income for the 2020 first quarter of $48 million, a decrease of 87% from the year-ago quarter. Earnings per common share for the 2020 first quarter were $0.03, down 91% from the year-ago quarter. Tangible book value per common share as of 2020 first quarter-end was $8.28, an 8% year-over-year increase. Return on average assets was 0.17%, return on average common equity was 1.1%, and return on average tangible common equity was 1.8%. Results were impacted by elevated credit provisioning related to the deteriorating economic outlook.

CEO Commentary:
“At Huntington, our purpose is to look out for people. Our sympathy is with all those impacted by COVID-19 and their families, and our deep gratitude and sincere appreciation goes out to all the healthcare workers, and all ‘essential’ workers, who are the heroes on the front lines each and every day. During this unprecedented time, we are proud to play an important role in the collective efforts within our communities to help our colleagues, customers, and others manage through the economic challenges that have developed out of the COVID-19 public health crisis," said Steve Steinour, chairman, president, and CEO. “From the outset, our first priority has been the health and safety of our colleagues and customers.  With more than 80 percent of our colleagues working from home and more than 700 colleagues redeployed to help in keys areas across the bank, I am pleased with our ability to effectively adapt our businesses to meet the current challenges and adjust to changing customer needs.  I am especially proud of our colleagues who have done a wonderful job continuing to serve our customers through branch locations and operations centers.  And for all colleagues, we acted quickly by adding new benefits such as paid emergency leave and emergency childcare time off, as well as increased wellness and safety provisions for our colleagues.  We then rolled out relief programs for customers to help them during these challenging times, and lastly, we dedicated funding for vital community organizations.”
“In addition, as the nation’s No. 1 SBA lender, we have a unique opportunity to support and, in some cases, stabilize our small business customers. As of April 16 when the SBA announced the fund had been exhausted, we helped almost 26,000 small businesses with applications totaling more than $6 billion of loans through the SBA’s Paycheck Protection Program. We similarly have focused on aiding our medium and large business customers. Over the past weeks, we have seen draws on commercial lines and inflows of commercial deposits, as illustrated in the quarter-end balances, as these businesses fortified their own balance sheets.”
“The many relief measures we implemented in the early days of the pandemic have helped to reduce the economic burden on both consumers and businesses. We suspended late fees, established payment deferral programs, and suspended repossession and foreclosure activity, among others,” Steinour said. “Through last Friday, we have helped more than 51,000 consumer, 3,000 business banking, and 700 commercial customers through our deferral programs. Our relief programs will cost us revenue in the near term, but these are long-term investments in our customer relationships as a continuation of our Fair Play Banking philosophy introduced a decade ago, which strengthened customer loyalty and increased new customer acquisition. These actions are consistent with our purpose, and we will continue to support our customers and communities during these hard times.”
Steinour concluded, “One of the most challenging aspects of this crisis, aside from the incredible human toll, is the uncertainty of not knowing how long it will last or how severe it will be. Huntington has been preparing for an economic downturn for years and entered this environment from a position of strength. We have strong capital and robust liquidity, our overall asset quality remains strong, and our core earnings power is solid. We have a foundation of disciplined enterprise risk management. We are being thoughtful, measured, and deliberate in our actions to adapt to the challenging operating environment, as we continue to make necessary investments for the future. We remain optimistic about the opportunities ahead, for Huntington and for our customers.”

2020 First Quarter Highlights compared with 2019 First Quarter:

•	Fully-taxable equivalent total revenue increased $9 million, or 1%.

•	Fully-taxable equivalent net interest income decreased $33 million, or 4%.

•	Net interest margin decreased 25 basis points to 3.14%.

•	Noninterest income increased $42 million, or 13%, driven by a $37 million, or 176%, increase in mortgage banking income.

•	Noninterest expense decreased $1 million, or less than 1%.

•	Efficiency ratio of 55.4%, down from 55.8%.

•
Average loans and leases increased $0.9 billion, or 1%, year-over-year, including a $0.7 billion, or 2%, increase in average consumer loans and a $0.2 billion, or less than 1%, increase in average commercial loans.

•	Average core deposits increased $0.5 billion, or 1%, year-over-year.

•	Net charge-offs equated to 0.62% of average loans and leases, up from 0.38%.

•	Nonperforming asset ratio of 0.75%, up from 0.61%.

•	Provision for credit losses increased $374 million year-over-year to $441 million.

•
Allowance for loan and lease losses (ALLL) increased $740 million to $1.5 billion, or 1.93% of total loans and leases; allowance for credit losses (ACL) increased to $1.6 billion, or 2.05% of total loans and leases.

•	Common Equity Tier 1 (CET1) risk-based capital ratio of 9.47%, down from 9.84% and consistent with our 9% to 10% operating guideline.

•	Tangible common equity (TCE) ratio of 7.52%, down from 7.57%.

•	Tangible book value per common share increased $0.61, or 8%, to $8.28.

•	Repurchased $88 million of common stock (7.1 million shares at an average price of $12.38 per share).

Table 1 – Earnings Performance Summary

	2020	2019
(in millions, except per share data)	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$48	$317	$372	$364	$358
Diluted earnings per common share	0.03	0.28	0.34	0.33	0.32

Return on average assets	0.17%	1.15%	1.37%	1.36%	1.35%
Return on average common equity	1.1	11.1	13.4	13.5	13.8
Return on average tangible common equity	1.8	14.3	17.3	17.7	18.3
Net interest margin	3.14	3.12	3.20	3.31	3.39
Efficiency ratio	55.4	58.4	54.7	57.6	55.8

Tangible book value per common share	$8.28	$8.25	$8.25	$7.97	$7.67
Cash dividends declared per common share	0.15	0.15	0.15	0.14	0.14
Average diluted shares outstanding	1,035	1,047	1,051	1,060	1,066

Average earning assets	$101,783	$100,062	$99,692	$99,188	$99,212
Average loans and leases	75,696	75,103	75,096	74,932	74,775
Average core deposits	79,528	79,690	79,335	78,723	79,033

Tangible common equity / tangible assets ratio	7.52%	7.88%	8.00%	7.80%	7.57%
Common equity Tier 1 risk-based capital ratio	9.47	9.88	10.02	9.88	9.84

NCOs as a % of average loans and leases	0.62%	0.39%	0.39%	0.25%	0.38%
NAL ratio	0.72	0.62	0.58	0.57	0.56
ACL as a % of total loans and leases	2.05	1.18	1.18	1.17	1.15

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 2 – Net Interest Income and Net Interest Margin Performance Summary – Year-over-Year Net Interest Margin Compression Outpaced Increase in Average Earning Assets

	2020	2019
($ in millions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$790	$780	$799	$812	$822	1%	(4)%
FTE adjustment	6	6	6	7	7	0	(14)
Net interest income - FTE	796	786	805	819	829	1	(4)
Noninterest income	361	372	389	374	319	(3)	13
Total revenue - FTE	$1,157	$1,158	$1,194	$1,193	$1,148	—%	1%

						Change (bp)
Yield / Cost						LQ	YOY
Total earning assets	3.88%	4.03%	4.21%	4.35%	4.40%	(15)	(52)
Total loans and leases	4.29	4.47	4.67	4.80	4.85	(18)	(56)
Total securities	2.64	2.68	2.74	2.79	2.86	(4)	(22)
Total interest-bearing liabilities	0.98	1.24	1.36	1.39	1.35	(26)	(37)
Total interest-bearing deposits	0.68	0.87	0.98	0.97	0.94	(19)	(26)

Net interest rate spread	2.90	2.79	2.85	2.96	3.05	11	(15)
Impact of noninterest-bearing funds on margin	0.24	0.33	0.35	0.35	0.34	(9)	(10)
Net interest margin	3.14%	3.12%	3.20%	3.31%	3.39%	2	(25)
See Pages 6-8 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2020 first quarter decreased $33 million, or 4%, from the 2019 first quarter. This reflected a 25 basis point decrease in the FTE net interest margin (NIM) to 3.14%, partially offset by the benefit from a $2.6 billion, or 3%, increase in average earning assets. The NIM compression reflected a 52 basis point year-over-year decrease in average earning asset yields and a 10 basis point decrease in the benefit from noninterest-bearing funds, partially offset by a 37 basis point decrease in average interest-bearing liability costs. The decrease in earning asset yields was primarily driven by the impact of lower interest rates in the quarter on commercial and home equity loan yields. The decrease in average interest-bearing liability costs primarily reflects lower interest-bearing deposit costs (down 26 basis points) and lower long-term debt costs (down 128 basis points), both reflecting the impact of lower interest rates.
Compared to the 2019 fourth quarter, FTE net interest income increased $10 million, or 1%, reflecting NIM expansion of 2 basis points and a 2% increase in average earning assets. The NIM expansion reflected a 26 basis point decrease in average interest-bearing liability costs partially offset by a 15 basis point decrease in average earning asset yields and a 9 basis point decrease in the benefit from noninterest-bearing funds. The decrease in average interest-bearing liability costs primarily reflects lower interest-bearing deposit costs (down 19 basis points) and lower long-term debt costs (down 80 basis points), both reflecting the impact of lower interest rates. Long-term debt costs in the 2020 first quarter also benefited from approximately $10 million of derivative ineffectiveness. The decrease in earning asset yields was primarily driven by the impact of lower interest rates in the quarter on commercial and home equity loan yields.

Table 3 – Average Earning Assets – Securities, Residential Mortgage, and Automobile Loan Growth Drive Year-over-year Earning Asset Growth

	2020	2019
($ in billions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$30.8	$30.4	$30.6	$30.6	$30.5	2%	1%
Commercial real estate	6.7	6.8	6.9	6.9	6.9	(1)	(2)
Total commercial	37.6	37.2	37.6	37.5	37.4	1	0
Automobile	12.9	12.6	12.2	12.2	12.4	3	5
Home equity	9.0	9.2	9.4	9.5	9.6	(2)	(6)
Residential mortgage	11.4	11.3	11.2	11.0	10.8	1	6
RV and marine	3.6	3.6	3.5	3.4	3.3	1	9
Other consumer	1.2	1.2	1.3	1.3	1.3	(4)	(8)
Total consumer	38.1	37.9	37.5	37.4	37.4	1	2
Total loans and leases	75.7	75.1	75.1	74.9	74.8	1	1
Total securities	24.4	23.2	23.1	22.9	23.1	5	5
Held-for-sale and other earning assets	1.7	1.8	1.5	1.4	1.3	(6)	29
Total earning assets	$101.8	$100.1	$99.7	$99.2	$99.2	2%	3%
See Page 6 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2020 first quarter increased $2.6 billion, or 3%, from the year-ago quarter, primarily reflecting a $1.3 billion, or 5%, increase in average total securities and a $0.9 billion, or 1%, increase in average total loans and leases. The increase in average total securities primarily reflected portfolio growth and the mark-to-market of the available-for-sale portfolio. Average residential mortgage loans increased $0.6 billion, or 6%, reflecting robust portfolio mortgage production over the past four quarters. Average automobile loans increased $0.6 billion, or 5%, driven by strong production over the past two quarters. Partially offsetting these increases, average home equity loans and lines of credit decreased $0.6 billion, or 6%, reflecting a shift in consumer preferences.
Compared to the 2019 fourth quarter, average earning assets increased $1.7 billion, or 2%, primarily reflecting a $1.2 billion, or 5%, increase in average total securities and a $0.6 billion, or 1%, increase in average total loans and leases. The increase in average total securities primarily reflected portfolio growth. Average commercial and industrial (C&I) loans increased $0.5 billion, or 2%, reflecting growth in corporate banking, asset finance, and dealer floorplan.
While not materially impacting average balances for the 2020 first quarter, period-end total loans increased $2.6 billion, or 3%, compared to 2019 year-end. This increase was driven by a $2.3 billion, or 7%, increase in commercial loans, primarily reflecting draws on commercial lines of credit in late March related to customer reaction to the COVID-19 pandemic.
On June 14, 2019, Huntington completed the sale of the Wisconsin retail branches, which included $117 million of loans held-for-sale.

Table 4 – Average Liabilities – Money Market and Interest-Bearing Demand Drive Continued Year-over-Year Growth in Core Deposits

	2020	2019
	First	Fourth	Third	Second	First	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$20.1	$20.6	$19.9	$19.8	$19.9	(3)%	1%
Demand deposits - interest-bearing	21.2	20.1	19.8	19.7	19.8	5	7
Total demand deposits	41.3	40.7	39.7	39.5	39.7	1	4
Money market deposits	24.7	24.6	24.3	23.3	22.9	1	8
Savings and other domestic deposits	9.6	9.6	9.7	10.1	10.3	1	(7)
Core certificates of deposit	3.9	4.8	5.7	5.9	6.1	(18)	(35)
Total core deposits	79.5	79.7	79.3	78.7	79.0	0	1
Other domestic deposits of $250,000 or more	0.3	0.3	0.3	0.3	0.3	3	(4)
Brokered deposits and negotiable CDs	2.9	2.6	2.6	2.7	3.4	11	(15)
Total deposits	$82.7	$82.6	$82.2	$81.7	$82.7	0%	0%

Short-term borrowings	$3.4	$2.0	$2.3	$3.2	$2.3	72%	46%
Long-term debt	10.1	9.9	9.5	8.9	9.0	2	12
Total debt	$13.5	$11.9	$11.8	$12.1	$11.3	13%	19%

Total interest-bearing liabilities	$76.1	$73.8	$74.2	$74.0	$74.1	3%	3%
See Page 6 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2020 first quarter increased $2.0 billion, or 3%, from the year-ago quarter. Average total debt increased $2.2 billion, or 19%, to fund the increase in the size of our securities portfolio as part of our interest rate hedging strategy. Average total deposits remained flat, while average total core deposits increased $0.5 billion, or 1%. Average money market deposits increased $1.8 billion, or 8%, reflecting growth driven by promotional pricing and a continued shift in consumer product mix. Average total demand deposits increased $1.5 billion, or 4%, primarily driven by commercial interest-bearing demand deposit growth. Partially offsetting these increases, average core certificates of deposit (CDs) decreased $2.1 billion, or 35%, reflecting the maturity of the balances related to the 2018 consumer deposit growth initiatives. Savings and other domestic deposits decreased $0.7 billion, or 7%, primarily reflecting a continued shift in consumer product mix. Average brokered deposits and negotiable CDs decreased $0.5 billion, or 15%, reflecting the maturity of brokered CDs in the 2019 first quarter.
Compared to the 2019 fourth quarter, average total interest-bearing liabilities increased $2.3 billion, or 3%. Average total debt increased $1.6 billion, or 14%, to fund the increase in the size of our securities portfolio as part of our interest rate hedging strategy. Average total demand deposits increased $0.5 billion, or 1%, primarily driven by commercial interest-bearing demand deposit growth. Average core CDs decreased $0.9 billion, or 18%, reflecting the maturity of the balances related to the 2018 consumer deposit growth initiatives.
While not materially impacting average balances for the 2020 first quarter, period-end total deposits increased $4.5 billion, or 5%, compared to 2019 year-end. This increase was driven by a $3.3 billion, or 8%, increase in demand deposits, primarily reflecting commercial deposit inflows in late March and seasonal government banking deposit inflows, and a $1.3 billion, or 51%, increase in brokered deposits.
On June 14, 2019, Huntington completed the sale of the Wisconsin retail branches, which included $725 million of deposits.

Noninterest Income
Table 5 – Noninterest Income – Mortgage Banking and Capital Markets Fuel Growth in Noninterest Income

	2020	2019
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$87	$95	$98	$92	$87	(8)%	0%
Card and payment processing income	58	64	64	63	56	(9)	4
Mortgage banking income	58	58	54	34	21	0	176
Trust and investment management services	47	47	44	43	44	0	7
Insurance income	23	24	20	23	21	(4)	10
Capital markets fees	33	31	36	34	22	6	50
Bank owned life insurance income	16	17	18	15	16	(6)	0
Gain on sale of loans and leases	8	16	13	13	13	(50)	(38)
Net (losses) gains on sales of securities	0	(22)	0	(2)	0	NM	NM
Other noninterest income	31	42	42	59	39	(26)	(21)
Total noninterest income	$361	$372	$389	$374	$319	(3)%	13%
See Pages 9-10 of Quarterly Financial Supplement for additional detail.

Total noninterest income for the 2020 first quarter increased $42 million, or 13%, from the year-ago quarter. Mortgage banking income increased $37 million, or 176%, primarily reflecting an 86% increase in salable mortgage originations, higher secondary marketing spreads, and a $7 million increase in income from net mortgage servicing rights (MSR) risk management. Capital markets fees increased $11 million, or 50%, driven by an increase in interest rate derivatives activity and $6 million of unfavorable commodities derivatives mark-to-market adjustments in the year-ago quarter. Partially offsetting these increases, other noninterest income decreased $8 million, or 21%, primarily due to lower fixed income brokerage income, mark-to-market decreases on mutual funds, and valuation increases to our VISA swap derivative liabilities. Gain on sale of loans and leases decreased $5 million, or 38%, primarily due to lower SBA loan sales.
Compared to the 2019 fourth quarter, total noninterest income decreased $11 million, or 3%. Other noninterest income decreased $11 million, or 26%, primarily as a result of mark-to-market decreases on mutual funds, valuation increases to our VISA swap derivative liabilities, and lower income on terminated leases. Service charges on deposit accounts decreased $8 million, or 8%, primarily reflecting seasonality. Gain on sale of loans and leases decreased $8 million, or 50%, primarily due to seasonality of SBA loan sales and lower technology lease sales. Cards and payment processing income decreased $6 million, or 9%, primarily reflecting seasonality and lower card usage late in the 2020 first quarter. Partially offsetting these decreases, net gains on sale of securities were less than $1 million in the 2020 first quarter compared to $22 million of net losses in the prior quarter, related to the $2 billion portfolio repositioning completed in the 2019 fourth quarter.

Noninterest Expense
Table 6 – Noninterest Expense – Disciplined Expense Management while Continuing to Invest in Digital and Mobile Technology

	2020	2019
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$395	$426	$406	$428	$394	(7)%	0%
Outside data processing and other services	85	89	87	89	81	(4)	5
Equipment	41	42	41	40	40	(2)	3
Net occupancy	40	41	38	38	42	(2)	(5)
Professional services	11	14	16	12	12	(21)	(8)
Amortization of intangibles	11	12	12	12	13	(8)	(15)
Marketing	9	9	10	11	7	0	29
Deposit and other insurance expense	9	10	8	8	8	(10)	13
Other noninterest expense	51	58	49	62	56	(12)	(9)
Total noninterest expense	$652	$701	$667	$700	$653	(7)%	0%
(in thousands)
Average full-time equivalent employees	15.4	15.5	15.7	15.8	15.7	(1)%	(2)%
See Page 9 of Quarterly Financial Supplement for additional detail.

Total noninterest expense for the 2020 first quarter decreased $1 million, or less than 1%, from the year-ago quarter. Other noninterest expense decreased $5 million, or 9%, primarily as a result of higher operational losses in the first quarter 2019.
Total noninterest expense decreased $49 million, or 7%, from the 2019 fourth quarter. Personnel costs decreased $31 million, or 7%, primarily reflecting the $15 million of expense related to position reductions completed in the 2019 fourth quarter as well as lower incentive compensation and medical expenses. Other noninterest expense decreased $7 million, or 12%, primarily as a result of a $4 million final true-up in the 2019 fourth quarter of the earn out related to the Hutchinson, Shockey, Erley & Co. (HSE) acquisition and reduced travel and business development expense.

Table 7 – Credit Quality Metrics – CECL Implementation and Economic Outlook Drive Increase in Allowance

	2020	2019
($ in millions)	March 31,	December 31,	September 30,	June 30,	March 31,
Total nonaccrual loans and leases	$558	$468	$438	$425	$417
Total other real estate	10	11	12	14	18
Other NPAs (1)	18	19	32	21	26
Total nonperforming assets	586	498	482	460	461
Accruing loans and leases past due 90+ days	167	171	163	152	147
NPAs + accruing loans & leases past due 90+ days	$753	$669	$645	$612	$608
NAL ratio (2)	0.72%	0.62%	0.58%	0.57%	0.56%
NPA ratio (3)	0.75	0.66	0.64	0.61	0.61
(NPAs+90 days)/(Loans+OREO)	0.96	0.89	0.86	0.82	0.81
Provision for credit losses	$441	$79	$82	$59	$67
Net charge-offs	117	73	73	48	71
Net charge-offs / Average total loans	0.62%	0.39%	0.39%	0.25%	0.38%
Allowance for loans and lease losses (ALLL)	$1,504	$783	$783	$774	$764
Allowance for unfunded loan commitments and letters of credit	99	104	101	101	100
Allowance for credit losses (ACL)	$1,603	$887	$884	$875	$864
ALLL as a % of:
Total loans and leases	1.93%	1.04%	1.05%	1.03%	1.02%
NALs	270	167	179	182	183
NPAs	257	157	163	168	166
ACL as a % of:
Total loans and leases	2.05%	1.18%	1.18%	1.17%	1.15%
NALs	287	190	202	206	207
NPAs	273	178	184	190	186

(1)	Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 11-14 of Quarterly Financial Supplement for additional detail.

Asset quality performance continues to be impacted by our oil and gas portfolio. The consumer portfolio metrics continue to reflect our focus on high quality borrowers.  The commercial portfolio metrics primarily reflected continued volatility in the oil and gas portfolio, while the remainder of the commercial portfolio has performed in line with expectations.
Nonperforming assets (NPAs) increased to $586 million, or 0.75% of total loans and leases and OREO, from $461 million, or 0.61%, a year ago. Nonaccrual loans and leases (NALs) increased $141 million, or 34%, to $558 million, or 0.72% of total loans and leases. The year-over-year increase was primarily in the commercial portfolio, particularly the oil and gas portfolio. OREO balances decreased $8 million, or 44%, from the year-ago quarter. On a linked quarter basis, NALs increased $90 million, or 19%, while NPAs increased $88 million, or 18%. The oil and gas portfolio accounted for nearly all of the linked-quarter increase in NALs.
The provision for credit losses increased $374 million year-over-year to $441 million in the 2020 first quarter. Net charge-offs (NCOs) increased $46 million to $117 million. The oil and gas portfolio accounted for approximately 27% of the total commercial NCOs, while one large relationship in the coal industry accounted for an additional 45%. Consumer NCOs were down on both a year-over-year and linked quarter basis, consistent with our expectations. NCOs represented an annualized 0.62% of average loans and leases in the current quarter, up from 0.39% in the prior quarter and up from 0.38% in the year-ago quarter. We remain confident in the long-term performance of our credit portfolios.
The allowance for loan and lease losses (ALLL) increased $740 million from the year ago quarter to $1.5 billion, or 1.93% of total loans and leases. The ALLL as a percentage of period-end total NALs increased to 270% from 183% over the same period. The allowance for credit losses (ACL) increased by $739 million from the year ago quarter to $1.6 billion, or 2.05% of total loans and leases. The increase in the ACL was a result of the $393 million increase from CECL implementation on January 1, 2020, an increase of $65 million in specific reserves, and an increase of $258 million primarily related to the deteriorating economic outlook resulting from the COVID-19 pandemic. We believe the levels of the ALLL and ACL are appropriate given the low level of problem loans and the current composition of the overall loan and lease portfolio.

Capital
Table 8 – Capital Ratios – Ratios Remain within Targeted Operating Ranges; Late Quarter Increase in the Balance Sheet Drives Linked Quarter Decline in Capital Ratios

	2020	2019
($ in billions)	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible common equity / tangible assets ratio	7.52%	7.88%	8.00%	7.80%	7.57%
Common equity tier 1 risk-based capital ratio (1)	9.47%	9.88%	10.02%	9.88%	9.84%
Regulatory Tier 1 risk-based capital ratio (1)	10.81%	11.26%	11.41%	11.28%	11.25%
Regulatory Total risk-based capital ratio (1)	12.74%	13.04%	13.29%	13.13%	13.11%
Total risk-weighted assets (1)	$90.2	$87.5	$86.7	$86.3	$86.0

(1)
March 31, 2020 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The estimated March 31, 2020 capital ratios reflect Huntington’s election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period.

See Pages 15-16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 7.52% at March 31, 2020, down 5 basis points from a year ago. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.47%, down from 9.84% a year ago. The regulatory Tier 1 risk-based capital ratio was 10.81% compared to 11.25% at March 31, 2019. All capital ratios were impacted by the year-over-year balance sheet growth.  The capital impact of the repurchase of $504 million of common stock over the last four quarters, including $88 million (7.1 million shares at an average price of $12.38 per share) repurchased during the 2020 first quarter, and cash dividends effectively offset earnings on a year-over-year basis.

Income Taxes
The provision for income taxes was $10 million in the 2020 first quarter and $63 million in the 2019 first quarter. The effective tax rates for the 2020 first quarter and 2019 first quarter were 17.0% and 15.0%, respectively. The variance between the 2020 first quarter and the 2019 first quarter provision for income taxes and effective tax rates relates primarily to lower pre-tax income and the impact of stock-based compensation.
At March 31, 2020, we had a net federal deferred tax liability of $236 million and a net state deferred tax asset of $35 million.

Expectations - 2020
Due to the rapidly evolving economic environment and the elevated level of uncertainty related to the impact of the COVID-19 pandemic, the Company is withdrawing its previously announced annual expectations for 2020. The previously announced 2020 expectations should no longer be relied upon.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on April 23, 2020, at 9:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13700076. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through April 30, 2020 at (877) 660-6853 or (201) 612-7415; conference ID #13700076.
Please see the 2020 First Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website,
http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $114 billion of assets and a network of 839 full-service branches, including 12 Private Client Group offices, and 1,434 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our 2019 Annual Report on Form 10-K, as well as our subsequent Securities and Exchange Commission ("SEC") filings, which are on file with the SEC and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings.”

All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of our financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, and litigation actions. In other cases they may result from management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, and goodwill impairment.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, and asset valuation write-downs reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, management has adopted a practice of listing “Significant Items” in our external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, and Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those which may be described from time to time in Huntington’s filings with the Securities and Exchange Commission.